Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sigma-Aldrich Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-74163, 333-170109 and 333-191845) on Form S-3 and the registration statements (Nos. 333-49912, 333-62541, 333-64661, 333-30528, 333-105033, 333-177866, 333-183247, and 333-195759) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our report dated February 12, 2015, with respect to the consolidated balance sheets of Sigma-Aldrich Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Sigma-Aldrich Corporation.

Our report dated February 12, 2015 contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s subsidiaries except Cell Marque Corporation (Cell Marque), which was acquired by the Company on October 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Cell Marque as of December 31, 2014.

/s/ KPMG LLP

St. Louis, Missouri
February 12, 2015